Exhibit 99.2

ON SEMICONDUCTOR CORPORATION

CALL SCRIPT FOR

Q1-11 QUARTERLY RESULTS CONFERENCE CALL

KEN RIZVI:

Thank you             .

Good afternoon and thank you for joining ON Semiconductor Corporation’s first quarter 2011 conference call. I am joined today by Keith Jackson, our President and CEO, and Donald Colvin, our CFO. This call is being webcast on the investor relations section of our website at www.onsemi.com and a replay will be available for approximately 30 days following this conference call, along with our earnings release for the first quarter. The script for today’s call is posted on our website and will be furnished via a Form 8-K filing.

Our earnings release and this presentation include certain non-GAAP financial measures. Reconciliations of these non-GAAP financial measures to the most directly comparable measures under GAAP are in

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our earnings release and posted separately on our website in the investor relations section. In the upcoming quarter we will be attending the Deutsche Bank Semiconductor Conference on May 12 and the Cowen Technology Conference on June 2nd.

(SAFE HARBOR)

During the course of this conference call, we will make projections or other forward-looking statements regarding future events or the future financial performance of the company. The words “believe,” “estimate,” “anticipate,” “intend,” “expect,” “plan,” or similar expressions are intended to identify forward-looking statements. We wish to caution that such statements are subject to risks and uncertainties that could cause actual events or results to differ materially. Important factors relating to our business, including factors that could cause actual results to differ from our forward-looking statements, are described in our earnings release, Form 10-K, Form 10-Q’s and other filings with the SEC. The company assumes no obligation to update forward-looking statements to reflect actual results, changed assumptions or other factors.

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Now, let’s hear from Donald Colvin, who will provide an overview of the first quarter results.

DONALD…

DONALD COLVIN:

Thanks Ken, and thank you to everyone joining us today.

ON Semiconductor Corporation today announced that total revenues in the first quarter of 2011 were approximately $870.6 million, including SANYO Semiconductor. Excluding SANYO Semiconductor, ON Semiconductor revenues were up approximately 2 percent sequentially. If ON Semiconductor were a “sell-in” company, we would have experienced higher growth in the first quarter. During the first quarter of 2011, the company reported GAAP net income of $74.8 million or $0.16 per fully diluted share. The first quarter 2011 GAAP net income included net charges of $46.4 million, or $0.10 per fully diluted share, from special items, which are detailed in schedules included in our earnings release.

GAAP gross margin in the first quarter was 27.8 percent. Included

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in our GAAP gross margin is approximately $70.9 million of special items of which approximately $50 million relates to the expensing of non-cash manufacturing expenses associated with our SANYO Semiconductor acquisition and approximately $20 million relates to the expensing of appraised inventory fair market value step up. Non-GAAP gross margin in the first quarter of 2011 was 36.0 percent. This includes historical ON Semiconductor non-GAAP gross margin of 40.4 percent and SANYO Semiconductor non-GAAP gross margin of 26.5 percent.

First quarter 2011 non-GAAP net income was $121.2 million or $0.27 per share on a fully diluted basis.

Total gross margins and net income were negatively impacted by production disruptions and increased expenses associated with the Japan earthquake and resulting tsunami. We currently estimate the negative impact to net income to be approximately $10 million in the first quarter.

We exited the first quarter of 2011 with cash and cash equivalents of approximately $766 million, after paying cash to SANYO Electric for the acquisition of SANYO Semiconductor and Cypress Semiconductor

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Corporation for the acquisition its CMOS Image Sensor Business Unit of approximately $160 million.

At the end of the first quarter, total days sales outstanding were approximately 60 days, up compared with the fourth quarter of 2010 due to the acquisition of SANYO Semiconductor. ON Semiconductor’s internal inventory also increased from fourth quarter levels on a days basis to approximately 111 days due to the acquisition of SANYO Semiconductor. Included in our total internal inventory is approximately $402 million of bridge inventory and inventory acquired as part of the SANYO Semiconductor transaction.

Distribution inventories remained relatively flat at approximately 10 weeks exiting the first quarter, but grew on an absolute dollar basis.

Cash capital expenditures during the first quarter of 2011 were approximately $89 million which included approximately $18 million related to SANYO Semiconductor. We currently anticipate total capital expenditures for 2011 of approximately $310 to $340 million, which includes SANYO Semiconductor.

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Now I would like to turn it over to Keith Jackson for additional comments on the business environment.

KEITH…

KEITH JACKSON:

Thanks Don. Now for an overview of our end-markets which include SANYO Semiconductor.

END MARKETS

During the first quarter of 2011, our end market splits were as follows: the Consumer Electronics end-market represented approximately 27 percent of sales. The Automotive end-market represented approximately 22 percent of sales. The Computing end-market represented approximately 21 percent of sales. The Industrial, Military, Aerospace and Medical end-markets represented approximately 17 percent of sales and the Communications end-market, which includes wireless and networking, represented approximately 13 percent of sales.

TOP OEM CUSTOMERS

On a direct billings basis, no individual ON Semiconductor

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product OEM customer represented more than 4 percent of first quarter sales. Our top 5 product OEM customers during the first quarter were: Continental Automotive Systems, Panasonic, Delta, Samsung and Sony.

GEOGRAPHIC SEGMENTS

On a geographic basis, our contribution from sales in Asia, excluding Japan, represented approximately 57 percent of revenue. Our sales in the Americas represented approximately 15 percent of revenue. Sales in Japan represented approximately 15 percent of revenue and sales in Europe represented approximately 13 percent of revenue during the quarter.

CHANNEL BREAKOUT

Looking across the channels, direct sales to OEMs represented approximately 60 percent of first quarter 2011 revenue. Sales through the distribution channel were approximately 34 percent of first quarter revenue and the EMS channel represented approximately 6 percent of revenue.

REVENUE BREAK-OUT

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During the first quarter, ON Semiconductor revenues broken out by our product groups were as follows: SANYO Semiconductor represented approximately 32 percent of sales. The Standard Products Group represented approximately 20 percent of sales. The Automotive and Power Group represented approximately 17 percent of sales. The Digital, Mixed-signal and Memory Product Group represented approximately 16 percent of sales and the Computing and Consumer Group represented approximately 15 percent of sales. We will publish our quarterly revenue, gross profit and operating income break-out of these segments in our Form 10-Q for this period.

COMPANY/PRODUCT HIGHLIGHTS

Now, I would like to provide you with some details of other progress we have made, as well as provide further color regarding the financial impact of the SANYO Semiconductor acquisition and Japan earthquake:

In the first quarter, we closed on the acquisition of SANYO Semiconductor. SANYO Semiconductor reported first quarter revenues

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of approximately $278 million and positively contributed to our earnings in the first quarter of 2011.

Initial joint-selling efforts are showing good traction in offering ON Semiconductor products to Japanese customers that were previously beyond our market reach. Established ON Semiconductor customers in the consumer, automotive and industrial end-markets are also showing great interest in the new capabilities SANYO Semiconductor has added to our overall offerings – which range from microcontrollers and custom ASICs to integrated power modules and motor control devices.

The SANYO Semiconductor division continued to make inroads in the first quarter with efficient power management ASICs for audio applications, USB switching solutions for smartphones and power management solutions for air conditioners. During the first quarter, a key win was secured at one of the largest air conditioner suppliers in China with the company’s inverter modules for energy efficient appliances. The inverter modules represent a new growth area for ON Semiconductor. We will provide further product line details for SANYO

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Semiconductor when we report our second quarter 2011 results.

The integration of SANYO Semiconductor’s business operations and manufacturing facilities continued as planned during the first quarter. We expect this process to be completed before the end of next year. As part of our SANYO Semiconductor consolidation plan, we intend to consolidate three of their Japan-based front-end manufacturing facilities into one facility and two Japan-based back-end facilities into one smaller site.

We are also pleased to report that no SANYO Semiconductor or ON Semiconductor personnel were injured as a result of the tragic earthquake and resulting tsunami that occurred in Japan in March. Our six Japan-based facilities, five of which came with the SANYO Semiconductor acquisition, sustained only minimal physical damage but did experience production disruptions. Five of our Japanese facilities came back to full production capacity and the sixth factory is ramping towards full production.

Infrastructure services such as fuel, electricity, gases, water,

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chemicals and logistics in Japan continue to stabilize in the aftermath of the earthquake and tsunami. As a risk mitigation strategy, we have identified options for shifting production to other facilities should the need arise to support supply continuity for our customers.

In addition to SANYO Semiconductor, we completed the acquisition of the CMOS Image Sensor Business Unit from Cypress Semiconductor during the first quarter of 2011. This acquisition positions ON Semiconductor as a leading supplier of ultra-high-speed CMOS image sensors.

Now I’d like to discuss a few of our end-market and product line results for historical ON Semiconductor business units.

First quarter automotive sales were up approximately 10 percent from the fourth quarter of 2010 and up 32 percent compared to first quarter 2010. Sales in China, the U.S. and Europe remained strong. Our overall automotive strategy and newest Automotive Solutions Engineering Center in Asia continued to pay dividends. During the first quarter we won another Park Assist Custom ASIC for a Korean

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automotive OEM. Additionally, during the first quarter, we added a new leading Japanese car manufacturer for our LIN Transceiver as part of our overall In-Vehicle Networking solution.

In the Industrial, Military, Aerospace and Medical end-markets, revenues grew sequentially in the first quarter by approximately 8 percent. During the quarter, growth in this segment was attributed to increased production within heavy industrial applications. Sales of our sensor interface products for flow, level and pressure sensing, as well as our factory communication bus products, picked up as a result of expanded investment in factory automation, and oil drilling and refinement. Additionally, demand remained strong for our protection high-brightness LED products and standard components for general lighting customers.

In the Communications end-market, revenues in the wireless segment decreased seasonally due to lower overall unit sales during the quarter. We remain well positioned for growth within smart phone

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applications. In the first quarter, we continued to ship our new power and thermal management products for the smart phone market as well as our first micro USB integrated circuits for this segment. Looking to the second quarter, we are expecting to ramp our EMI filtering and chip-scale standard products for a number of leading feature phone and smartphone manufacturers. We’re also seeing early traction at major mobile phone power-amplifier module manufacturers for several of our Integrated Passive Devices.

In the Computing end-market, revenues in the first quarter were better than normal seasonality. Sales of our core power management products grew sequentially in the first quarter. Recent power management successes include the winning of our sixth consecutive generation of VCore controllers and drivers with two leading desktop computing customers and recent success with SANYO Semiconductor’s efficient power FET solutions at two of our key tablet customers. We have also won designs on more than 10 tablet platforms with products ranging from protection devices and power management solutions to

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audio and system management solutions. Additionally, during the quarter, we shipped our first custom Multi-Chip Module developed by our ASIC and MOSFET teams to a leading notebook supplier which is expected to ramp during the year. To maintain our leadership position in power management for the computing end-market, we continue to expand our core controller and power stage solutions for every segment, offering high energy efficiency, low-cost, turnkey solutions. We are focused on providing products to address energy efficient power management including buck and boost conversion, audio amplification, circuit protection, thermal management and bus switching devices. Currently, we have approximately $3.50 of addressable content for tablets, more than $8 for Notebooks and more than $11 for desktops.

Now, I would like to turn it back over to Donald for other comments and our other forward-looking guidance —

DONALD…

DONALD COLVIN:

Thanks Keith.

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SECOND QUARTER 2011 OUTLOOK

While the full impact from the earthquake and resulting tsunami on our customers’ ability to obtain all of the necessary parts to build products is not fully understood, based on our current assessment, we believe the effects of the earthquake and tsunami could negatively impact our sales by approximately $50 million and gross profit and earnings in excess of $30 million in the second quarter of 2011. This anticipated impact is already included in our second quarter 2011 outlook. Overall, the underlying demand trends around the globe remain strong with the historical ON Semiconductor business expected to grow sequentially in the second quarter.

Despite the headwinds to revenues, gross margins and earnings from increased expenses, supply chain disruptions and reduced production, SANYO Semiconductor should once again be accretive to our second quarter earnings. Longer term, after we begin to see a full recovery and stability in the overall supply chain in Japan, we believe we can improve SANYO Semiconductor’s gross margins to be

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comfortably in the low to mid 30 percent range.

Our second quarter 2011 outlook includes SANYO Semiconductor. Based upon product booking trends, backlog levels and estimated turns levels, we anticipate that total ON Semiconductor revenues, will be approximately $860 to $900 million in the second quarter of 2011. Backlog levels for the second quarter of 2011 represent over 90 percent of our anticipated second quarter 2011 revenues.

We expect that average selling prices for the second quarter of 2011 will be flat to down approximately one percent compared to the first quarter of 2011.

We expect total cash capital expenditures of approximately $80 million in the second quarter of 2011.

For the second quarter of 2011, we expect GAAP gross margin of approximately 31 to 33 percent. Our GAAP gross margin in the second quarter will be negatively impacted from, among other, expensing of appraised inventory fair market value step up associated with our

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acquisitions and non-cash manufacturing expenses of approximately $45 million. The non-cash manufacturing expense will have no further impact to results after the second quarter. We expect non-GAAP gross margin of approximately 36 to 38 percent in the second quarter. We also expect total GAAP operating expenses of approximately $198 million to $208 million. Our GAAP operating expenses include the amortization of intangibles, restructuring, asset impairments and other charges which are expected to total approximately $20 million. We expect total non-GAAP operating expenses of approximately $178 to $188 million. We anticipate GAAP net interest expense and other will be approximately $21 million for the second quarter of 2011, which includes non-cash interest expense of approximately $9 million. We anticipate our non-GAAP net interest expense and other will be approximately $12 million. GAAP taxes are expected to be approximately $8 to $10 million and cash taxes are expected to be approximately $7 to $9 million. We expect cash taxes to decline in the third quarter to approximately $4 million. We also expect stock based compensation expense of approximately $14

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million in the second quarter of 2011, of which approximately $3 million is expected to be in cost of goods sold and the remaining in operating expenses. This expense is included in our non-GAAP financial measures.

Our current fully diluted share count is approximately 460 million shares based on the current stock price. Further details on share count and EPS calculations are provided regularly in our quarterly and annual reports on Form 10-Q and Form 10-K.

With that, I would like to start the Q&A session.

Thank you and “                    ” please open up the line for questions.

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